Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of PolarityTE, Inc. (the “Company”) on Form S-8 to be filed on or about March 16, 2020 of our reports dated March 12, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for the year ended December 31, 2019, the transition period from November 1, 2018 through December 31, 2018, and the year ended October 31, 2018 and the effectiveness of PolarityTE, Inc.’s internal control over financial reporting as of December 31, 2019, which reports were included in the Annual Report on Form 10-K filed March 12, 2020. Our report includes an explanatory paragraph that refers to a change in the method of accounting for leases due to the adoption of ASU 2016-12 - Leases. Our report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019 expresses an adverse opinion because of a material weakness.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 13, 2020